Sub-Item 77C

               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                       INVESCO VAN KAMPEN ENTERPRISE FUND

A Special Meeting ("Meeting") of Shareholders of Van Kampen Enterprise Fund was held on Tuesday, May 11, 2010. The Meeting was held for the following purpose:

(1)  Approve an Agreement and Plan of Reorganization.

The results of the voting on the above matter were as follows:

                                                                     Votes       Votes       Broker
Matter                                                 Votes For    Against     Abstain    Non-Votes
------                                                ----------   ---------   ---------   ---------
(1) Approve an Agreement and Plan of Reorganization   32,606,806   1,368,340   1,759,913       0